UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2015

NEOTHETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36754	20-8527075
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9171 Towne Centre Drive, Suite 270, San Diego, CA 92122

(Address of principal executive offices, with zip code)

(858) 750-1008

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

RMI Investments S.a.r.L. (“RMI”) has entered into a Buy/Sale Agreement dated December 4, 2015 (the “Buy/Sale Agreement”) with Ervington Investments Limited (“Ervington”) pursuant to which RMI intends to sell (the “Share Sell”) 1,585,549 shares of restricted common stock (the “Common Stock”) of Neothetics, Inc. (the “Company”) currently held by RMI. In connection with the Share Sale, Maxim Gorbachev has agreed to resign as a member of the Board of Directors of the Company (the “Board”) and all committees thereof contingent and effective upon the closing of the Share Sale. Mr. Gorbachev’s decision to resign contingent upon the closing of the Share Sale is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Item 8.01 Other Events.

Pursuant to the terms of the Buy/Sale Agreement, RMI has agreed to sell 1,585,549 shares of Common Stock held by RMI to Ervington, which share amount represents the entire amount of Common Stock currently held by RMI and approximately 11.5% of the outstanding common stock of the Company. The Buy / Sale Agreement provides for an upfront purchase price equal to approximately $12.61 per share and potential additional contingent payments to be made by Ervington to RMI, as agreed to between the parties and set forth in the Buy/Sale Agreement. The Share Sale is contingent upon a representative of Ervington being agreed to be appointed as a member of the Board within thirty (30) calendar days following the signing of the Buy/Sale Agreement. In the event that a representative of Ervington is not appointed to the Board, the closing condition of the Share Sale will not be met and the Share Sale may not occur. Maxim Gorbachev is currently a member of our Board and a managing director at RMI Partners LLC, an affiliate of RMI.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOTHETICS, INC.

Date: December 10, 2015	By:	/s/ George Mahaffey
George W. Mahaffey
President and Chief Executive Officer